Exhibit T3D.1

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

In re Akorn, Inc. Data Integrity Securities Litigation	Civ. A. No. 1:18-cv-01713

Hon. Matthew F. Kennelly

ORDER PRELIMINARILY APPROVING SETTLEMENT, APPROVING FORM OF CLASS NOTICE, AND SETTING HEARING DATE FOR FINAL APPROVAL OF SETTLEMENT

WHEREAS, a consolidated class action is pending before this Court entitled In re Akorn, Inc. Data Integrity Securities Litigation, Civ. A. No. 1:18-cv-01713 (the “Action”);

WHEREAS, the parties to the Action consist of (a) lead plaintiffs Gabelli & Co. Investment Advisors, Inc. and Gabelli Funds, LLC (the “Lead Plaintiffs”), on behalf of themselves and the Settlement Class; and (b) defendants Akorn, Inc., (“Akorn”) and individual defendants Ronald M. Johnson, Duane A. Portwood, Rajat Rai, Brian Tambi and Alan Weinstein (collectively, the “Defendants” and, together with Lead Plaintiffs, the “Litigation Parties”), have determined to settle all claims asserted against Defendants in this Action with prejudice (the “Settlement”) on the terms and conditions set forth in the Stipulation and Agreement of Settlement filed with the Court on August 9, 2019 (the “Stipulation”),1 subject to approval of this Court;

WHEREAS, On May 31, 2019, plaintiffs Twin Master Fund, Ltd., Twin Opportunities Fund, LP and Twin Securities, Inc. filed a complaint against Defendants in the Northern District of Illinois, alleging violations of Sections 10(b), 18 and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder, as well as one count of common law fraud (the “Twin Funds Action”);

1 All capitalized words or terms not otherwise defined in this Order shall have the meanings ascribed to those words or terms in the Stipulation.

WHEREAS, On July 11, 2019, plaintiffs Manikay Master Fund, LP and Manikay Merger Fund, LP filed a complaint against Defendants in the Northern District of Illinois, alleging violations of Sections 10(b), 18 and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder, as well as one count of common law fraud (the “Manikay Funds Action”);

WHEREAS, both the Twin Funds Action and Manikay Funds Action have been found related to the Action and reassigned to the Hon. Matthew F. Kennelly;

WHEREAS, Lead Plaintiffs have made an application, pursuant to Rule 23 of the Federal Rules of Civil Procedure, for an order preliminarily approving the Settlement in accordance with the Stipulation, certifying the Settlement Class for purpose of the Settlement only, and authorizing notice to Settlement Class Members as more fully described herein; and

WHEREAS, the Court has read and considered: (a) Lead Plaintiffs’ Motion for Preliminary Approval of Settlement, Approval of Form of Class Notice, and a Hearing Date for Final Approval of Settlement and the Memorandum of Law in support thereof; and (b) the Stipulation and the exhibits attached thereto;

NOW THEREFORE, IT IS HEREBY ORDERED:

1.                  Class Certification for Settlement Purposes – Pursuant to Rule 23 of the Federal Rules of Civil Procedure, the Court certifies, solely for purposes of effectuating the proposed Settlement, a class consisting of all persons and entities that purchased or otherwise acquired shares of Akorn’s common stock during the period from November 3, 2016 through January 8, 2019, inclusive (the “Class Period”), and were damaged thereby, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them (the “Settlement Class” and its members the “Settlement Class Members”). Excluded from the Settlement Class are: (i) Defendants; (ii) any person who was an officer, director or managing agent of Akorn or any of its subsidiaries or affiliates at any point during the Class Period; (iii) members of the immediate family of any of the foregoing individuals; (iv) any affiliate of Akorn; (v) any entity in which any Defendant has or had a controlling interest; and (vi) the legal representatives, heirs, predecessors, successors or assigns of any of the foregoing. Also excluded from the Settlement Class are any persons and entities who validly exclude themselves from the Settlement Class by timely filing a request for exclusion in accordance with the requirements set forth in paragraph 14 herein and the Notice.

2.                  Class Findings – Pursuant to Rule 23(e)(1)(B)(ii) of the Federal Rules of Civil Procedure, the Court finds that, for purposes of the proposed Settlement only, it will likely be able to certify the Settlement Class. Specifically, the Court finds that each element required for certification of the Settlement Class pursuant to Rule 23 of the Federal Rules of Civil Procedure has been met or will likely be met for purposes of the proposed Settlement only: (a) the members of the Settlement Class are so numerous that their joinder in the Action would be impracticable; (b) there are questions of law and fact common to the Settlement Class which predominate over any individual questions; (c) the claims of Lead Plaintiffs in the Action are typical of the claims of the Settlement Class; (d) Lead Plaintiffs and Lead Counsel have and will fairly and adequately represent and protect the interests of the Settlement Class; and (e) a class action is superior to other available methods for the fair and efficient adjudication of the Action.

3.                  The Court hereby finds and concludes that pursuant to Rule 23 of the Federal Rules of Civil Procedure, and for the purposes of the Settlement only, Lead Plaintiffs Gabelli & Co. Investment Advisors, Inc. and Gabelli Funds, LLC are adequate class representatives and certifies them as class representatives for the Settlement Class. The Court also appoints Lead Counsel Entwistle & Cappucci LLP as class counsel for the Settlement Class, pursuant to Rule 23(g) of the Federal Rules of Civil Procedure.

4.                  Preliminary Approval of the Settlement – The Court hereby preliminarily approves the Settlement, as embodied in the Stipulation, and finds, pursuant to Rule 23(e)(1)(B)(i) of the Federal Rules of Civil Procedure, that it will likely be able to finally approve the Settlement under Rule 23(e)(2) as being fair, reasonable, and adequate to the Settlement Class, subject to further consideration at the Settlement Hearing to be conducted as described below.

5.                  Settlement Hearing – The Court will hold a settlement hearing (the “Settlement Hearing”) on December 3, 2019 at 9:30 a.m. in Courtroom 2103, 219 South Dearborn Street, Chicago, Illinois, for the following purposes:

(a)               to determine whether the proposed Settlement on the terms and conditions provided for in the Stipulation is fair, reasonable, and adequate to the Settlement Class, and should be granted final approval by the Court;

(b)               to determine, for purposes of the Settlement only, whether: (i) the Settlement Class should be finally certified; (ii) Lead Plaintiffs should be finally certified as the Class Representatives for the Settlement Class; (iii) the law firm of Entwistle & Cappucci LLP should be finally appointed as Class Counsel for the Settlement Class;.

(c)               to determine whether an Order and Final Judgment substantially in the form attached as Exhibit B to the Stipulation should be entered providing for the form of release set forth therein and dismissing the Action with prejudice;

(d)               to determine whether the terms and conditions of the issuance of the Settlement Shares and Settlement CVRs pursuant to an exemption from registration requirements under Section 3(a)(10) of the Securities Act are fair to all persons and entities to whom the shares will be issued;

(e)               to determine whether the proposed Plan of Allocation should be approved as fair and reasonable;

(f)                to determine whether Lead Counsel’s anticipated application for an award of attorneys’ fees and reimbursement of expenses should be approved; and

(g)               to consider any other matters that may properly be brought before the Court in connection with the Settlement. Notice of the Settlement and the Settlement Hearing shall be given to Settlement Class Members as set forth in paragraph 8 of this Order.

6.                  The Court may adjourn the Settlement Hearing without further notice to the Settlement Class and may approve the proposed Settlement with such modifications as the Litigation Parties may agree to, if appropriate, without further notice to the Settlement Class.

7.                  CAFA Notice – At least seven (7) calendar days before the Settlement Hearing, Defendants shall cause to be served on Lead Counsel and filed with the Court proof, by affidavit or declaration, of compliance with 28 U.S.C. § 1715(b), requiring Defendants to serve within ten (10) calendar days following the filing of the Stipulation with the Court notice of the proposed Settlement on the appropriate State official of each state in which a class member resides and the appropriate federal official (“CAFA Notice”). The Defendants shall be solely responsible for the costs and administration of the CAFA Notice.

8.                  Retention of Claims Administrator and Manner of Giving Notice – Lead Counsel is hereby authorized to retain JND Legal Administration as claims administrator to supervise and administer the notice procedure in connection with the proposed Settlement as well as the processing of Claims for the proceeds of the Settlement, as more fully set forth below. Notice of the Settlement and the Settlement Hearing shall be given by Lead Counsel as follows:

(a)               within ten (10) business days of the date of entry of this Order, Akorn shall use its reasonable best efforts to provide or cause to be provided to the Claims Administrator in electronic format (at no cost to the Settlement Fund, Lead Counsel or the Claims Administrator) its security list (consisting of last known names and addresses) of the holders of Akorn common stock during the Class Period maintained by the Transfer Agent;

(b)               not later than twenty (20) business days after the date of entry of this Order (the “Notice Date”), the Claims Administrator shall cause a copy of the Notice and the Proof of Claim Form, substantially in the forms attached hereto as Exhibits 1 and 2, respectively (the “Notice Packet”), to be mailed by first-class mail to all potential Settlement Class Members who could be identified through reasonable effort;

(c)               contemporaneously with the mailing of the Notice Packet, the Claims Administrator shall cause copies of the Notice and Proof of Claim Form to be posted on a website to be developed for the Settlement, from which copies of the Notice and Proof of Claim Form can be downloaded;

(d)               not later than ten (10) business days after the Notice Date, the Claims Administrator shall cause the Publication Notice, substantially in the form attached hereto as Exhibit 3, to be published once in Investor’s Business Daily and to be transmitted once over the PR Newswire; and

(e)               not later than seven (7) calendar days prior to the Settlement Hearing, Lead Counsel shall serve on Defendants’ Counsel and file with the Court proof, by affidavit or declaration, of such mailing and publication.

9.                  Approval of Form and Content of Notice – The Court: (a) approves, as to form and content, the Notice, Proof of Claim Form, and Publication Notice, attached hereto as Exhibits 1, 2, and 3, respectively; and (b) finds that the mailing and distribution of the Notice and Proof of Claim Form and the publication of the Publication Notice in the manner and form set forth in paragraph 8 of this Order (i) is the best notice practicable under the circumstances; (ii) constitutes notice that is reasonably calculated, under the circumstances, to apprise Settlement Class Members of the pendency of the Action, of the effect of the proposed Settlement (including the Releases to be provided thereunder), of their right to object to the Settlement, of their right to exclude themselves from the Settlement Class, and of their right to appear at the Settlement Hearing; (iii) constitutes due, adequate, and sufficient notice to all persons and entities entitled to receive notice of the proposed Settlement; and (iv) satisfies the notice requirements of Rule 23 of the Federal Rules of Civil Procedure, the United States Constitution (including the Due Process Clause), the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 78u-4, as amended, Section 3(a)(10) of the Securities Act, and all other applicable law and rules. The date and time of the Settlement Hearing shall be included in the Notice and Publication Notice before they are mailed and published, respectively.

10.             Nominee Procedures – Brokers and other nominees who purchased or otherwise acquired Akorn common stock during the Class Period for the benefit of another person or entity shall: (a) within seven (7) business days of receipt of the Notice, request from the Claims Administrator sufficient copies of the Notice Packet to forward to all such beneficial owners and within seven (7) business days of receipt of those Notice Packets forward them to all such beneficial owners; or (b) within seven (7) business days of receipt of the Notice, send a list of the names and addresses of all such beneficial owners to the Claims Administrator in which event the Claims Administrator shall promptly mail the Notice Packet to such individuals or entities. Upon full compliance with this Order, such nominees may seek reimbursement of their reasonable expenses actually incurred in complying with this Order by providing the Claims Administrator with proper documentation supporting the expenses for which reimbursement is sought. Such properly documented expenses incurred by nominees in compliance with the terms of this Order shall be paid from the Settlement Fund, with any disputes as to the reasonableness or documentation of expenses incurred subject to review by the Court.

11.             Participation in the Settlement – Settlement Class Members who wish to participate in the Settlement and to be eligible to receive a distribution from the Net Settlement Fund must complete and submit a Proof of Claim Form in accordance with the instructions contained therein. Unless the Court orders otherwise, all Proof of Claim Forms must be postmarked no later than one hundred twenty (120) calendar days after the Notice Date. Notwithstanding the foregoing, Lead Counsel may, at its discretion, accept for processing late Claims provided such acceptance does not delay the distribution of the Net Settlement Fund to the Settlement Class. By submitting a Proof of Claim Form, a person or entity shall be deemed to have submitted to the jurisdiction of the Court with respect to his, her or its Claim and the subject matter of the Settlement.

12.             Each Proof of Claim Form submitted must satisfy the following conditions: (a) it must be properly completed, signed and submitted in a timely manner in accordance with the provisions of the preceding paragraph; (b) it must be accompanied by adequate supporting documentation for the transactions and holdings reported therein, in the form of broker confirmation slips, broker account statements, an authorized statement from the broker containing the transactional and holding information found in a broker confirmation slip or account statement, or such other documentation as is deemed adequate by Lead Counsel or the Claims Administrator; (c) if the person executing the Proof of Claim Form is acting in a representative capacity, a certification of his, her or its current authority to act on behalf of the Claimant must be included in the Proof of Claim Form to the satisfaction of Lead Counsel or the Claims Administrator; and (d) the Proof of Claim Form must be complete and contain no material deletions or modifications of any of the printed matter contained therein and must be signed under penalty of perjury.

13.             Any Settlement Class Member that does not timely and validly submit a Proof of Claim Form: (a) shall be deemed to have waived his, her, or its right to share in the Net Settlement Fund; (b) shall be forever barred from participating in any distributions therefrom; (c) shall be bound by the provisions of the Stipulation and the Settlement and all proceedings, determinations, orders, and judgments in the Action relating thereto, including, without limitation, the Order and Final Judgment, and the releases provided for therein, whether favorable or unfavorable to the Settlement Class; and (d) will be barred from commencing, maintaining, or prosecuting any of the Settled Claims against each and all of the Released Persons, as more fully described in the Stipulation and Notice. Notwithstanding the foregoing, late Proof of Claim Forms may be accepted for processing as set forth in paragraph 11 above.

14.             Exclusion From the Settlement Class – Any Settlement Class Member who wishes to exclude himself, herself, or itself from the Settlement Class must request exclusion in writing within the time and in the manner set forth in the Notice, which shall provide that:

(a)               any such request for exclusion from the Settlement Class must be mailed or delivered such that it is received no later than twenty-one (21) calendar days prior to the Settlement Hearing, to: Claims Administrator at In re Akorn, Inc. Data Integrity Securities Litigation c/o JND Legal Administration, PO Box 91207, Seattle, WA  98111-9307; and

(b)               each request for exclusion must: (i) state the name, address, and telephone number of the person or entity requesting exclusion, and, in the case of entities, the name and telephone number of the appropriate contact person; (ii) state that such person or entity “requests exclusion from the Settlement Class in In re Akorn, Inc. Data Integrity Securities Litigation, Civ. A. No. 1:18-cv-01713”; (iii) state the number of Akorn common shares purchased/acquired and/or sold during the Class Period, as well as the dates, number of shares, and prices paid or proceeds received for each such purchase/acquisition and sale; and (iv) be signed by the person or entity requesting exclusion or an authorized representative. A request for exclusion shall not be effective unless it provides all the required information and is received within the time stated above.

15.             Any person or entity who or which timely and validly requests exclusion in compliance with the terms stated in this Order and is excluded from the Settlement Class shall not be a Settlement Class Member, shall not be bound by the terms of the Settlement or any orders or judgments in the Action relating to the Settlement, and shall not receive any payment out of the Settlement Fund.

16.             Any Settlement Class Member that does not timely and validly request exclusion from the Settlement Class in the manner stated in this Order: (a) shall be deemed to have waived his, her, or its right to be excluded from the Settlement Class; (b) shall be forever barred from requesting exclusion from the Settlement Class in this or any other proceeding; (c) shall be bound by the provisions of the Stipulation, the Settlement, and all proceedings, determinations, orders, and judgments in the Action relating to the Settlement, including, but not limited to, the Order and Final Judgment, and the releases provided for therein whether favorable or unfavorable to the Settlement Class; and (d) shall be barred from commencing, maintaining, or prosecuting any of the Settled Claims against any of the Released Persons, as more fully described in the Stipulation and Notice.

17.             Appearance and Objections at Settlement Hearing – Any Settlement Class Member who does not request exclusion from the Settlement Class may enter an appearance in the Action, at his, her, or its own expense, individually or through counsel of his, her, or its own choice, by filing with the Clerk of Court and delivering a notice of appearance to both Lead Counsel and Defendants’ Counsel, at the addresses set forth in ¶ 18 below, such that it is received no later than twenty-one (21) calendar days prior to the Settlement Hearing, or as the Court may otherwise direct. Any Settlement Class Member who does not enter an appearance will be represented by Lead Counsel.

18.             Any Settlement Class Member who does not request exclusion from the Settlement Class may file a written objection to the proposed Settlement, the proposed Plan of Allocation, and/or Lead Counsel’s motion for an award of attorneys’ fees and reimbursement of Litigation Expenses and show cause, if he, she, or it has any cause, why the proposed Settlement, the proposed Plan of Allocation, and/or Lead Counsel’s motion for an award of attorneys’ fees and reimbursement of Litigation Expenses should not be approved; provided, however, that no Settlement Class Member shall be heard or entitled to contest the approval of the terms and conditions of the proposed Settlement, the proposed Plan of Allocation, and/or Lead Counsel’s motion for an award of attorneys’ fees and reimbursement of Litigation Expenses unless that person or entity has filed a written objection with the Court and served copies of such objection on Lead Counsel and Defendants’ Counsel at the addresses set forth below such that they are received no later than twenty-one (21) calendar days prior to the Settlement Hearing.

Lead Counsel	Defendants’ Counsel

Entwistle & Cappucci LLP
Andrew J. Entwistle, Esq.

500 W. 2nd Street, Suite 1900-16
Austin, Texas 78701

Entwistle & Cappucci LLP
Joshua K. Porter, Esq.

299 Park Avenue, 20th Floor

New York, New York 10171

Cravath, Swaine & Moore LLP Robert H. Baron, Esq. Worldwide Plaza 825 Eighth Avenue New York, NY 10019-7475

19.             Any objections, filings, and other submissions by the objecting Settlement Class Member: (a) must state the name, address, and telephone number of the person or entity objecting and must be signed by the objector; (b) must contain a statement of the Settlement Class Member’s objection or objections, and the specific reasons for each objection, including any legal and evidentiary support the Settlement Class Member wishes to bring to the Court’s attention and whether the objection applies only to the objector, to a specific subset of the Settlement Class, or to the entire Settlement Class; and (c) must include documents sufficient to prove membership in the Settlement Class, including the number of shares of Akorn common stock that the objecting Settlement Class Member purchased/acquired and/or sold during the Class Period, as well as the dates, number of shares, and prices of each such purchase/acquisition and sale. Objectors who enter an appearance and desire to present evidence at the Settlement Hearing in support of their objection must include in their written objection or notice of appearance the identity of any witnesses they may call to testify and any exhibits they intend to introduce into evidence at the hearing.

20.             Any Settlement Class Member who or which does not make his, her, or its objection in the manner provided herein shall be deemed to have waived his, her, or its right to object to any aspect of the proposed Settlement, the proposed Plan of Allocation, and Lead Counsel’s motion for an award of attorneys’ fees and reimbursement of Litigation Expenses, and shall be forever barred and foreclosed from objecting to the fairness, reasonableness, or adequacy of the Settlement, the Plan of Allocation, or the requested attorneys’ fees and Litigation Expenses, or from otherwise being heard concerning the Settlement, the Plan of Allocation, or the requested attorneys’ fees and Litigation Expenses in this or any other proceeding.

21.             Settlement Administration Fees and Expenses – All reasonable costs incurred in identifying Settlement Class Members and notifying them of the Settlement as well as in administering the Settlement shall be paid as set forth in the Stipulation without further order of the Court.

22.             Settlement Fund – The contents of the Settlement Fund held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as they shall be distributed pursuant to the Stipulation and/or further order(s) of the Court. No person who is not a Settlement Class Member or Lead Counsel shall have any right to any portion of, or to any distribution of, the Net Settlement Fund unless ordered by the Court or otherwise provided in the Stipulation.

23.             Neither Defendants, their counsel, nor any Released Person shall have any liability or responsibility for the Plan of Allocation or any application for attorneys’ fees or Litigation Expenses submitted by Lead Counsel or Lead Plaintiff, and such matters shall be considered separately from the fairness, reasonableness and adequacy of the Settlement.

24.             Taxes – Lead Counsel is authorized and directed to prepare any tax returns and any other tax reporting form for or in respect to the Settlement Fund, to pay from the Settlement Fund any Taxes or Tax Expenses owed with respect to the Settlement Fund, and to otherwise perform all obligations with respect to Taxes and Tax Expenses and any reporting or filings in respect thereof without further order of the Court in a manner consistent with the provisions of the Stipulation.

25.             Termination of Settlement – If the Settlement is terminated as provided in the Stipulation, the Settlement is not approved, or the Effective Date of the Settlement otherwise fails to occur, this Order (including the certification of the Settlement Class) shall be vacated, rendered null and void, and be of no further force and effect, except as otherwise provided by the Stipulation, and this Order shall be without prejudice to the rights of Lead Plaintiffs, the other Settlement Class Members, or Defendants, and the Settling Parties shall revert to their respective positions in the Action as of immediately prior to the execution of the Stipulation on August 9, 2019, as provided in the Stipulation.

26.             Use of this Order – Except as necessary to effectuate the protections from liability granted thereunder or otherwise to enforce the terms of the Settlement, neither this Order, the Stipulation (whether or not consummated), including the exhibits thereto, the Plan of Allocation contained therein (or any other plan of allocation that may be approved by the Court), the negotiations leading to the execution of the Stipulation, nor any proceedings taken pursuant to or in connection with the Stipulation and/or approval of the Settlement (including any arguments proffered in connection therewith):

(a)               shall be offered or received against any Defendant or Released Person as evidence of, or construed as or deemed to be evidence of, any presumption, concession, or admission by any Defendant or Released Person with respect to the truth of any fact alleged by any of the Plaintiffs or the validity of any Settled Claim that has been or could have been asserted in the Action or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Action or in any litigation, or of any liability, negligence, fault or wrongdoing of any Defendant or Released Person;

(b)               shall be offered or received against any Defendant or Released Person as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant or Released Person;

(c)               shall be offered or received against any Defendant or Released Person as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any Defendant or Released Person, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation;

(d)               shall be construed against any Defendant or Released Person as an admission or concession that the consideration to be given hereunder represents the amount which could or would have been recovered after trial; or

(e)               shall be construed as or received in evidence as an admission, concession or presumption against Lead Plaintiffs or any of the Releasing Persons that any of their claims are without merit, or that any defenses asserted by any Defendants have any merit, or that damages recoverable under the Second Amended Complaint would not have exceeded the Settlement Consideration or the Settlement Fund.

27.             Supporting Papers – Lead Counsel shall file and serve the opening papers in support of the proposed Settlement, the proposed Plan of Allocation and Lead Counsel’s motion for an award of attorneys’ fees and reimbursement of Litigation Expenses no later than thirty-five (35) calendar days prior to the Settlement Hearing; and reply papers, if any, shall be filed and served no later than seven (7) calendar days prior to the Settlement Hearing.

28.             The Court retains jurisdiction to consider all further applications arising out of or connected with the proposed Settlement.

SO ORDERED this 26th day of August, 2019.

/s/ The Honorable Matthew F. Kennelly
The Honorable Matthew F. Kennelly United States District Judge

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